Exhibit 99.1

West Pharmaceutical Services Comments on Plant Explosion

LIONVILLE, Pa.--Jan. 29, 2003--West Pharmaceutical Services, Inc. (NYSE: WST) confirms that an explosion of unknown origin has occurred today at its manufacturing plant on Rouse Road in Kinston, North Carolina. The facility employs 255 people and is used to manufacture syringe plungers and intravenous
(IV) fitments used for drug delivery systems and compounds rubber materials for distribution to other West manufacturing locations.

According to Don Morel, President and Chief Executive Officer, West Pharmaceutical Services, "We are obviously stunned by the news of this incident at our Kinston facility. Our overriding concern lies with the well-being and safety of our employees, their loved ones and the surrounding community. We are in the process of gathering information and will issue a more comprehensive statement when we have the facts to share."

After speaking with West officials today, the New York Stock Exchange temporarily suspended trading of West stock. No information on the reopening of trading is currently available.

Based at West's international headquarters in Lionville, Pennsylvania, Morel and a company crisis management team are traveling immediately to the Kinston facility to guide West's continuing response to the incident.

About West Pharmaceutical Services

West Pharmaceutical Services, Inc. (NYSE: WST) is a global drug delivery technology company that applies proprietary materials science, formulation research and manufacturing innovation to advance the quality, therapeutic value, development speed and rapid market availability of pharmaceuticals, biologics, vaccines and consumer healthcare products. West is the world's premiere provider of standard-setting systems and device components for parenterally administered medicines and an emerging leader in the development of advanced formulation technologies for the transmucosal delivery of drugs. Internationally headquartered in Lionville, Pennsylvania, West supports its partners and customers from 50 locations throughout North America, South America, Europe, Mexico, Japan, Asia and the Pacific and Australia. For more information visit West at www.westpharma.com.

Certain statements contained in this Press Release that are not historical are "forward looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. The words "estimate," "expect," "intend", "believe" and similar expressions are intended to identify forward-looking statements. These forward-looking statements involve known and unknown risks and uncertainties. The Company's actual results may differ materially from those expressed in any forward looking statement and are dependent on a number of factors including, but not limited to: sales demand, timing of customers' projects; successful development of proprietary drug delivery technologies and systems; negotiation and timing of execution of technology licensing agreements for the continued development and marketing of drug delivery products; regulatory approval for, and licensee and market acceptance of, products based on drug delivery technologies; competitive pressures; the strength or weakness of the U.S. dollar; variability of pension income; interest-rate fluctuations; inflation; the cost of raw materials; the availability of credit facilities; and statutory tax rates.